Exhibit 99.6

WRITTEN CONSENT OF

HOLDERS OF COMMON STOCK OF

NEXEO SOLUTIONS, INC.

Please return this consent no later than 5:00 p.m. (prevailing Eastern Time) on [MONTH] [DATE], 2019, which is the final date that the board of directors of Nexeo Solutions, Inc. (the “Nexeo”) has set for receipt of written consents. Your shares of common stock will be tabulated and voted on the proposals as you indicate below. Any Written Consent not returned will have the same effect as a vote AGAINST the proposals.

The undersigned, being a holder of record as of the close of business on January 22, 2019 of common stock of Nexeo (“Common Stock”) hereby consents, by written consent without a meeting, to the proposals as set forth below with respect to all of the shares of Common Stock that the undersigned holds of record as of the close of business on January 22, 2019.

The undersigned acknowledges receipt of the joint proxy and consent solicitation statement/prospectus, dated January [DATE], 2019, which is part of the registration statement on Form S-4 of Univar Inc., a Delaware corporation (“Univar”), and which more fully describes the proposals below.

1.

Approval of the adoption of the merger agreement dated as of September 17, 2018 (which we refer to as the “merger agreement,”), by and among Nexeo, Univar, Pilates Merger Sub I Corp (which we refer to as “Merger Sub I”) and Pilates Merger Sub II LLC (referred to as “Merger Sub II”), pursuant to which Merger Sub I will merge with and into the Company (which we refer to as the “initial merger”), with Nexeo surviving the initial merger as a wholly-owned subsidiary of Univar. Immediately thereafter, Nexeo will merge with and into Merger Sub II (which we refer to as the “subsequent merger”), with Merger Sub II surviving the subsequent merger as a direct wholly-owned subsidiary of Univar.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

2.	To approve, on a nonbinding, advisory basis, certain compensation that will or may be paid by Nexeo to its named executive officers that is based on or otherwise relates to the merger transactions.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If common stock is held by a corporation, please sign the full corporate name by president or other authorized officer. If common stock is held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to the Company by mailing it to Nexeo Solutions, Inc. c/o D.F. King & Co., Inc., 48 Wall Street, 22nd floor, New York, NY 10005, Attention: Corporate Proxy, or by emailing a .pdf copy of your written consent to NXEO@dfking.com.

THIS WRITTEN CONSENT MAY BE REVOKED AT ANY TIME PRIOR TO THE LATER OF FEBRUARY [DATE], 2019 AND THE DATE OF RECEIPT BY THE COMPANY OF WRITTEN CONSENTS REPRESENTING A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY BY FILING A WRITTEN INSTRUMENT REVOKING THE WRITTEN CONSENT WITH D.F. KING & CO., INC.

IF AN INDIVIDUAL:		IF JOINT HOLDER:

By:		By:
	(duly authorized signature)		(duly authorized signature)

Name:		Name:
	(please print or type full name)		(please print or type full name)

Title:		Title:
	(please print or type full title)		(please print or type full title)

Date:	, 2019	Date:	, 2019

IF AN ENTITY:

(please print or type complete name of entity)

By:
(duly authorized signature)

Name:
(please print or type full name)

Title:
(please print or type full title)

Date:	, 2019